Exhibit 10.1

markforged.com 60 Tower Rd. Waltham, MA 02451

May 10, 2023

Assaf Zipori (via email)

Re: Acting CFO Offer Letter

Dear Assaf:

On behalf of Markforged, Inc. (the “Company”), I am pleased to offer you, on a temporary basis, the position of Acting Chief Financial Officer, effective May 15, 2023 (the “Effective Date”). The terms and conditions of your continued at-will employment with the Company are set forth below in this Acting CFO Offer Letter which, as of the Effective Date, fully supersedes the Amended and Restated Offer Letter to you dated November 3, 2020 (the “Amended and Restated Offer Letter”) and any other agreements or arrangements between you and the Company except as otherwise expressed preserved herein as Preserved Agreements (as defined below).

1.

Position: On the Effective Date, you will transition to the position of Acting Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer (the “CEO”). The Company anticipates that you will serve as the Acting Chief Financial Officer until a new Chief Financial Officer is hired and commences employment with the Company. If you remain employed on the date a new Chief Financial Officer commences employment, you will transition back to the position of Senior Vice President, Corporate Development & Strategy, and you will report to the CEO and remain an executive member of the Company’s Leadership Team with the same responsibilities authorities and duties as were in effect prior to your appointment as Acting Chief Financial Officer. During your employment as Acting Chief Financial Officer and as Senior Vice President, Corporate Development & Strategy, you will be an executive member of the Company’s Leadership Team. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. For the avoidance of doubt, you will continue to perform your existing duties as SVP Corporate Development while undertaking your role as Acting Chief Financial Officer. In addition, you may continue to participate on any boards previously approved by the Company; provided, that such activities do not interfere with your duties and responsibilities at the Company or constitute a conflict of interest.

2.

Compensation: Your base salary will continue to be paid at the rate of $300,000 per year, which will be subject to increases from time to time at the discretion of the Company (the “Base Salary”). Your target discretionary annual bonus will continue to be $160,000, and the actual amount of the annual bonus, if any, shall be determined in the sole discretion of the Company, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except or as may be provided by the Board of Directors or Markforged Holding Corporation (the “Board”) or the Compensation Committee of the Board, you must be employed by the Company on the date the bonus is paid in order to earn or receive any bonus.

3.

CFO Service Bonus: In recognition of your anticipated contributions in the role of Acting Chief Financial Officer, we are offering you a retention bonus in the amount of $100,000, less all applicable withholdings and deductions (the “CFO Service Bonus”). You will receive this CFO Service Bonus if all of the following eligibility criteria are satisfied: (a) you are actively employed by the Company on May 15, 2024 (the “CFO Service Bonus Date”); and (b) you have not given notice of your intent to resign from employment with the Company before the CFO Service Bonus Date If you earn the Retention Bonus, it will be paid to you in one lump sum cash payment on the Company’s first regularly scheduled pay date following the Retention Bonus Date. Notwithstanding the foregoing, if the Company terminates your employment without Cause, the Company will, subject to you satisfying the other conditions set forth above, pay you the CFO Service Bonus.

4.

Special Equity Grant: Following the Effective Date and subject to the approval of the Board, you will be granted an equity award under the Markforged Holding Corporation 2021 Stock Option and Incentive Plan (the “Plan”) consisting of 100,000 restricted stock units (“RSUs”). The RSUs would vest on May 15, 2024, subject to your continued employment on the anticipated vesting date. The RSUs are subject to the terms of the Plan and subject to and contingent upon your execution of a grant agreement (the “RSU Award Agreement”). For the avoidance of doubt, this special equity grant is separate from your annual equity refresh grant, which will be determined separately by the Compensation Committee of the Board of Directors.

5.	Definitions:

“Cause” means any of the following: (i) conduct by you constituting an intentional act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any intentional conduct by you that would reasonably be expected to result in injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) continued non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (v) a breach by you of any of the provisions of the Restrictive Covenants Agreement (as defined below); (vi) a material violation by you of the Company’s written employment policies; or (vii) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

6.

Other Benefits: In addition to your compensation set forth above, during your employment, you will continue to be eligible to participate in the employee benefit plans made generally available by the Company from time to time to its employees, subject to plan terms and generally applicable Company policies.

7.

Location: The Company agrees to allow you to work remotely from your home office in New Jersey, provided, however, that you will be required to travel regularly to the Company’s Waltham, MA offices while you serve as Acting Chief Financial Officer, and as needed from time to time, as determined by the Company, following your transition back to the role of Senior Vice President, Corporate Development & Strategy, if applicable. Any reasonable expenses associated with required business travel will be covered by the Company through its expense reimbursement policy.

8.

Section 409A. Each payment pursuant to the terms of this letter agreement shall be considered a separate payment for purposes of Internal Revenue Code Section 409A (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this letter agreement within the first six (6) months following your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the six (6) month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this letter (as if there had not been any suspension beforehand). The Company will cooperate with you in making any amendments to this letter that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimis benefits) under this terms of this letter.

9.

Cooperation: During and after your employment, you shall cooperate with the Company including without limitation in connection with (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, provided the Board will make reasonable good faith efforts to limit your future involvement in litigation matters to the extent it is able to do so consistent with its fiduciary duties to the Company; (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information; or (iii) any other matters that the Board reasonably determines you have knowledge or information about based on your employment with the Company.

10.

Withholding; Tax Effect: All payments made by the Company to you under this letter agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this letter agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.

Jurisdiction: You and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12.

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Amended and Restated Offer Letter, except the Equity Documents. the Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement dated November 10, 2020 and the Markforged, Inc. Executive Severance and Change in Control Plan, as amended from time to time (collectively the “Preserved Agreements”) all remain in full force and effect in accordance with this terms.

13.

Successors and Assigns: Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided further that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments pursuant to Section 6 of this letter agreement solely as a result of such transaction. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of your death after your termination of employment but prior to the completion by the Company of all payments due to you under this letter agreement, the Company shall continue such payments to your beneficiary designated in writing to the Company prior to your death (or to your estate, if you fail to make such designation).

14.

Counterparts: This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

To accept the terms of this letter agreement, please sign and date the electronic copy of this letter agreement and return it to me at your earliest convenience.

Sincerely,

/s/ Shai Terem
Shai Terem
President & CEO

Accepted by:

/s/ Assaf Zipori
Assaf Zipori

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